Exhibit 99.1

Printronix Announces Fourth Quarter and Fiscal Year 2007 Results

IRVINE, Calif. - (BUSINESS WIRE) June 5, 2007 - Printronix, Inc. (NASDAQ:PTNX), the leading manufacturer of integrated enterprise printing solutions for the supply chain, today announced results for the fourth quarter and fiscal year ended March 30, 2007. The fourth quarter and fiscal year ended March 30, 2007 consisted of 13 and 52 weeks, respectively, compared with the fourth quarter and fiscal year ended March 31, 2006 which consisted of 14 and 53 weeks, respectively. Fourth quarter revenue was $32.6 million, down from $33.2 million in the same quarter last year. The company reported net income for the quarter of $0.2 million, or $0.02 per diluted share, compared with a net loss of $7.4 million, or $1.19 per diluted share, for the same quarter of the prior fiscal year.

Revenue for fiscal year 2007 was $128.4 million, up from $127.8 million for last year even though the prior year period consisted of 53 weeks. Net income was $2.9 million, or $0.45 per diluted share, compared with a net loss of $8.0 million, or $1.28 per diluted share, for the prior fiscal year.

As indicated in our guidance of April 17, 2007, both fourth quarter and fiscal 2007 revenue were impacted by a drop in Printronix revenue to IBM due to a delay in transitioning their printer business to InfoPrint Solutions Company (a joint venture between Ricoh and IBM).

Income from operations for fiscal 2007 was a profit of $1.9 million versus a loss of $3.4 million in the prior year. The year on year improvement was due to higher margins and lower expenses. Net income after tax was $2.9 million in fiscal year 2007 versus a prior year loss of $8.0 million. The turnaround arose from a better operating performance in year 2007 and lower tax charges compared to fiscal year 2006 when the company incurred tax charges of $4.7 million comprising a valuation tax allowance reserve and tax on an intercompany American Jobs Creation Act (AJCA) dividend.

“Fiscal 2007 was a solid turnaround in profitability from the prior year loss due to renewed focus on cost containment and product cost reductions,” said Robert Kleist, President and CEO of Printronix. “At the same time, we were able to complete several key product development programs that provide a broader range of thermal/RFID printing solutions, and we are enthusiastic about working closely with InfoPrint Solutions to restore sales to the large base of IBM users.”

Gross margin was 37.5% for the fourth quarter of fiscal year 2007, up from 36.4% in the fourth quarter of fiscal year 2006. For fiscal year 2007, gross margin was 39.0%, up from 37.7% for the prior year. The increase in gross margin was a result of lower worldwide manufacturing costs.

Operating expenses in the fourth quarter of fiscal year 2007 were $12.5 million, down from $14.7 million in the same quarter last year. Operating expenses for the year ended March 30, 2007 were $48.1 million, down from $51.6 million for last fiscal year. The decrease in operating expenses from the prior fiscal year was a result of cost reduction measures, particularly through reduced labor costs and one less week in the current fiscal year.

The company ended the fourth quarter of fiscal year 2007 with cash and short-term investments of $38.9 million, down from $42.1 million at the end of fiscal year 2006, and up from $37.5 million at the end of the third quarter of fiscal year 2007. The decrease in cash and short-term investments from the beginning of the fiscal year was primarily due to $2.3 million of dividends paid to stockholders during fiscal year 2007 and $2.5 million in taxes related to the funds repatriated under the American Jobs Creation Act at the end of fiscal year 2006.

Fiscal 2008 First Quarter Outlook

Printronix also announced that it does not expect sales to InfoPrint Solutions to improve until later in the fiscal year and accordingly its first quarter revenue is expected to be within a range of $30.5 million and $32 million, and earnings are expected to be within a range from breakeven to $0.10 per share.

Conference Call

There will be an earnings conference call at 1:30 p.m. ET (10:30 a.m. PT) on Wednesday, June 6, 2007. The call will be broadcast live over the Internet and will be hosted by Robert Kleist, President and CEO, and George Harwood, Senior Vice President and CFO. To access the live audio web cast, go to the Printronix web site at www.printronix.com and select the conference call link to register. If you are unable to listen to the live web cast, it will be archived for replay on the web site. To listen to the live conference call via the telephone, you can access the call at 866-575-6534. Shortly after the call, a telephonic replay will be available through June 20, 2007, by dialing 888-203-1112 or 719-457-0820. Passcode I.D. 8414516 is required for both the telephonic live call and the telephonic replay.

Except for historical information, this press release contains “forward-looking statements” about Printronix, within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “objectives,” “believes,” “expects,” “plans,” “intends,” “should,” “estimates,” “anticipates,” “forecasts,” “projections,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including: adverse business conditions and a failure to achieve growth in the computer peripheral industry and in the economy in general; the ability of the company to achieve growth in the Asia Pacific market; adverse political and economic events in the company’s markets; a worsening of the global economy due to general conditions; a worsening of the global economy resulting from terrorist attacks or risk of war; a worsening of the global economy resulting from an outbreak of avian flu or other world health epidemic; the ability of the company to maintain its production capability in its Singapore plant or obtain product from its Asia Pacific suppliers should a world health epidemic occur; the ability of the company to hold or increase market share with respect to line matrix printers; the ability of the company to successfully compete against entrenched competition in the thermal printer market; the ability of the company to adapt to changes in requirements for radio frequency identification (“RFID”) products by Wal*Mart and/or the Department of Defense (the “DOD”) and others; the ability of the company to attract and to retain key personnel; the ability of the company’s customers to achieve their sales projections, upon which the company has in part based its sales and marketing plans; the ability of the company to retain its customer base and channel; the ability of the company to compete against alternate technologies for applications in its markets; the ability of the company to continue to develop and market new and innovative products superior to those of the competition and to keep pace with technological change; and that InfoPrint Solutions Company, the successor entity to IBM’s Printing Systems Division, may change its product and marketing focus in a way that reduces its purchase of Printronix products. The company does not undertake to publicly update or revise any of its forward-looking statements, even if experience or new information shows that the indicated results or events will not be realized.

About Printronix, Inc.

Since 1974, Printronix, Inc. (NASDAQ:PTNX) has created innovative printing solutions for the industrial marketplace and supply chain. The company is the worldwide market leader in enterprise solutions for line matrix printing and has earned an outstanding reputation for its high-performance thermal bar code and fanfold laser printing solutions. Printronix also has become an established leader in pioneering technologies, including radio frequency identification (RFID) printing, bar code compliance and networked printer management. Printronix is headquartered in Irvine, California. For company information, see www.printronix.com.

CONTACT:	PRINTRONIX, INC., Irvine

Robert A. Kleist, President, CEO 714-368-2863 George L. Harwood, Senior Vice President Finance, CFO 714-368-2384

or Media Contact: WunderMarx, Inc. Cara Good 714-862-1112, ext. 202 cara.good@wundermarx.com or Investor Contact: EVC Group, Inc. Douglas M. Sherk 415-896-6818 dsherk@evcgroup.com Jenifer Kirtland 415-896-2005 jkirtland@evcgroup.com

PRINTRONIX, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
($ in thousands, except share and per share data)
(unaudited)

	Three Months Ended			Year Ended
	March 30,	December 29,	March 31,	March 30,	March 31,
	2007	2006	2006	2007	2006

Revenue	$32,620	$34,883	$33,225	$128,416	$127,821
Cost of sales	20,373	20,975	21,146	78,360	79,621
Gross margin	12,247	13,908	12,079	50,056	48,200

Engineering and development	3,002	3,182	3,594	12,415	14,344
Sales and marketing	6,150	6,176	6,972	23,774	25,370
General and administrative	3,333	3,036	4,148	11,950	11,931
Total operating expenses	12,485	12,394	14,714	48,139	51,645

Income (loss) from operations	(238)	1,514	(2,635)	1,917	(3,445)
Interest and other income, net	(341)	(295)	(81)	(1,054)	(692)
Income (loss) before taxes	103	1,809	(2,554)	2,971	(2,753)
Income tax (benefit) provision	(48)	(153)	4,879	91	5,206
Net income (loss)	$151	$1,962	$(7,433)	$2,880	$(7,959)

Net income (loss) per share:
Basic	$0.02	$0.31	$(1.19)	$0.46	$(1.28)
Diluted	$0.02	$0.30	$(1.19)	$0.45	$(1.28)

Shares used in computing net income (loss) per share:
Basic	6,328,531	6,301,303	6,264,588	6,303,342	6,240,041
Diluted	6,459,718	6,449,578	6,264,588	6,452,211	6,240,041

Gross margin %	37.5%	39.9%	36.4%	39.0%	37.7%
Operating expenses %	38.3%	35.5%	44.3%	37.5%	40.4%
Income (loss) from operations %	-0.7%	4.3%	-7.9%	1.5%	-2.7%
Net income (loss) %	0.5%	5.6%	-22.4%	2.2%	-6.2%

PRINTRONIX, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
($ in thousands)
(unaudited)

	March 30,	December 29,	March 31,
	2007	2006	2006
ASSETS
Cash and cash equivalents	$26,847	$24,254	$41,546
Short-term investments	12,015	13,281	547
Accounts receivable, net	20,776	22,113	19,292
Inventories, net	15,281	14,574	14,382
Other current assets	2,047	2,306	1,976
Property, plant and equipment, net	29,113	29,900	31,618
Other long-term assets	948	667	623

Total assets	$107,027	$107,095	$109,984

LIABILITIES and STOCKHOLDERS' EQUITY
Current portion of long-term debt	$12,775	$12,968	$700
Accounts payable	9,452	9,297	8,427
Other current liabilities	11,158	11,518	16,101
Other long-term liabilities	1,688	1,775	14,516
Stockholders' equity	71,954	71,537	70,240

Total liabilities and stockholders' equity	$107,027	$107,095	$109,984

PRINTRONIX, INC. AND SUBSIDIARIES
Sales Classification
(unaudited)

	Three Months Ended			Percent of Total Sales
	March 30,	March 31,	Percent	March 30,	March 31,
Sales by Geographic Region	2007	2006	Change	2007	2006
	($ in thousands)
Americas	$15,377	$16,409	-6.3%	47.1%	49.4%
EMEA	11,017	10,768	2.3%	33.8%	32.4%
Asia Pacific	6,226	6,048	2.9%	19.1%	18.2%
	$32,620	$33,225	-1.8%	100.0%	100.0%

	Three Months Ended			Percent of Total Sales
	March 30,	March 31,	Percent	March 30,	March 31,
Sales by Product Technology	2007	2006	Change	2007	2006
	($ in thousands)
Line matrix	$22,211	$23,545	-5.7%	68.1%	70.9%
Thermal	7,205	6,325	13.9%	22.1%	19.0%
Laser	2,768	2,866	-3.4%	8.5%	8.6%
Verification	436	489	-10.8%	1.3%	1.5%
	$32,620	$33,225	-1.8%	100.0%	100.0%

	Three Months Ended			Percent of Total Sales
	March 30,	March 31,	Percent	March 30,	March 31,
Sales by Channel	2007	2006	Change	2007	2006
	($ in thousands)
OEM	$7,290	$9,855	-26.0%	22.3%	29.7%
Distribution	23,703	21,228	11.7%	72.7%	63.9%
Direct	1,627	2,142	-24.0%	5.0%	6.4%
	$32,620	$33,225	-1.8%	100.0%	100.0%

	Three Months Ended			Percent of Total Sales
	March 30,	March 31,	Percent	March 30,	March 31,
Sales by Customer	2007	2006	Change	2007	2006
	($ in thousands)
Largest customer – IBM	$5,853	$7,243	-19.2%	17.9%	21.8%
Second largest customer	1,381	2,192	-37.0%	4.2%	6.6%
Top ten customers	14,697	17,101	-14.1%	45.1%	51.5%

PRINTRONIX, INC. AND SUBSIDIARIES
Sales Classification
(unaudited)

	Year Ended			Percent of Total Sales
	March 30,	March 31,	Percent	March 30,	March 31,
Sales by Geographic Region	2007	2006	Change	2007	2006
	($ in thousands)
Americas	$63,366	$63,011	0.6%	49.3%	49.3%
EMEA	41,820	41,213	1.5%	32.6%	32.2%
Asia Pacific	23,230	23,597	-1.6%	18.1%	18.5%
	$128,416	$127,821	0.5%	100.0%	100.0%

	Year Ended			Percent of Total Sales
	March 30,	March 31,	Percent	March 30,	March 31,
Sales by Product Technology	2007	2006	Change	2007	2006
	($ in thousands)			($ in thousands)
Line matrix	$91,366	$91,176	0.2%	71.1%	71.3%
Thermal	24,494	23,201	5.6%	19.1%	18.2%
Laser	10,689	11,406	-6.3%	8.3%	8.9%
Verification	1,867	2,038	-8.4%	1.5%	1.6%
	$128,416	$127,821	0.5%	100.0%	100.0%

	Year Ended			Percent of Total Sales
	March 30,	March 31,	Percent	March 30,	March 31,
Sales by Channel	2007	2006	Change	2007	2006
	($ in thousands)
OEM	$33,229	$37,405	-11.2%	25.9%	29.3%
Distribution	87,872	83,796	4.9%	68.4%	65.5%
Direct	7,315	6,620	10.5%	5.7%	5.2%
	$128,416	$127,821	0.5%	100.0%	100.0%

	Year Ended			Percent of Total Sales
	March 30,	March 31,	Percent	March 30,	March 31,
Sales by Customer	2007	2006	Change	2007	2006
	($ in thousands)
Largest customer – IBM	$25,636	$28,807	-11.0%	20.0%	22.5%
Second largest customer	6,491	9,335	-30.5%	5.1%	7.3%
Top ten customers	58,713	63,473	-7.5%	45.7%	49.7%